Exhibit 99.1

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into as of May 24, 2017, by and among Richmond Brothers, Inc., a Michigan corporation (“RB Inc.”), Mark H. Ravich (together with RB Inc., “Indemnitors”) and Jay F. Joliat (“Indemnitee” and together with Indemnitors, each a “Party” and collectively, the “Parties”).

RECITALS:

WHEREAS, the Parties and certain other shareholders of Rockwell Medical, Inc., a Michigan corporation (“Rockwell”), have been named as defendants in a lawsuit filed by Rockwell in the Eastern District of Michigan (the “Court”) on March 8, 2017 alleging violations of Sections 13(d) and (g), 15 U.S.C. §78m, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder (the “Michigan Action”);

WHEREAS, the Parties believe the allegations in the Michigan Action are without merit;

WHEREAS, Rockwell has threatened to continue to pursue the Michigan Action and other possible claims against Indemnitee unless Indemnitee agrees to vote his shares of Rockwell common stock (“Rockwell Shares”) in accordance with Rockwell’s recommendations at Rockwell’s 2017 annual meeting of shareholders (the “Annual Meeting”);

WHEREAS, Indemnitee desires to vote his Rockwell Shares in the manner of his choice without fear that doing so will require him to bear legal fees to defend litigation from Rockwell;

WHEREAS, based on the information available to Indemnitee as of the date hereof, absent the threat of litigation from Rockwell, Indemnitee desires to vote his Rockwell Shares contrary to Rockwell’s recommendations at the Annual Meeting; and

WHEREAS, Indemnitors believe that Indemnitee should be free to vote his Rockwell Shares in the manner of his choice without fear of litigation from Rockwell.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agree as follows:

1.                  Indemnification. Indemnitors agree (i) to jointly and severally indemnify Indemnitee from the attorney’s fees incurred by Indemnitee beginning on June 1, 2017 (the date of the Annual Meeting) in connection with the Michigan Action and any additional claims related thereto that are brought by Rockwell, and (ii) to the extent that the Court determines that Indemnitee was a member of a “group” with Indemnitors for purposes of the Exchange Act, Indemnitors shall also indemnify Indemnitee from the attorney’s fees incurred by Indemnitee prior to June 1, 2017, in an amount not to exceed $25,000 in the aggregate, in connection with the Michigan Action (collectively, “Expenses”). For the avoidance of doubt, Indemnitors shall be solely responsible for Indemnitee’s legal fees in accordance with this Agreement. In the event that a court of competent jurisdiction awards damages, Indemnitors shall not be liable to reimburse such damages. Indemnitee shall provide prompt notice of any claim asserted against him that is covered by this Agreement and shall cooperate with Indemnitors in responding to any claim. Indemnitors shall be entitled to participate in any efforts to settle or compromise any claim. In the event that Indemnitors obtain a settlement proposal that is acceptable to Indemnitors and which resolves the claim in full without any payment or contribution by Indemnitee, Indemnitee shall be free to reject such a settlement but such a rejection shall end Indemnitors’ obligations hereunder.

1

2.                  Advance Payment. Expenses incurred by Indemnitee shall be paid by Indemnitors within thirty (30) days of Indemnitors' receipt of any invoice for such Expenses.

3.                  Term. All obligations of Indemnitors contained herein shall continue from the date hereof until the earliest to occur of (a) the date the Michigan Action is dismissed or (b) the date the Parties agree in writing to terminate this Agreement; provided, however, in the event that Indemnitee votes his Rockwell Shares in accordance with Rockwell’s recommendation with respect to the election of directors at the Annual Meeting, or if he abstains from voting for any nominee, Indemnitors shall have no obligation to indemnify Indemnitee for Expenses or otherwise.

4.                  Voting of Rockwell Shares. Indemnitee retains absolute discretion with respect to the voting of his Rockwell Shares and nothing in this Agreement shall constitute an agreement by Indemnitee to vote his Rockwell Shares in a particular manner. For the avoidance of doubt, Indemnitors each acknowledge that Indemnitee may vote his Rockwell Shares for Rockwell’s nominee at the Annual Meeting.

5.                  Enforcement. In the event Indemnitee is required to bring any action to enforce rights or to collect funds due under this Agreement and is successful in such action, Indemnitors shall reimburse Indemnitee for all of his expenses (including attorney’s fees and disbursements) in bringing and pursuing such action.

6.                  Notices. Any invoice, notice, request or other communication required or desired hereunder must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:

Indemnitors:	Richmond Brothers, Inc. 3568 Wildwood Avenue Jackson, Michigan 49202 Attn: David S. Richmond

Email: [redacted]

Mark H. Ravich 600 South Highway 169, Suite 1660 St. Louis Park, Minnesota 55426 Email: [redacted]

2

With a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, New York 10019 Attn: Steve Wolosky/ Ryan Nebel Email: [redacted]

Indemnitee:	Jay F. Joliat 36801 Woodward Ave. Suite 301 Birmingham, MI 48009 Email: [redacted]

With a copy (which shall not constitute notice) to:

Dickinson Wright PLLC 200 Ottawa Ave., N.W., Suite 1000 Grand Rapids, Michigan 49503 Attn: Edward P. Perdue Email: [redacted]

or to such other address as such Parties may specify by written notice to the other Parties.

7.                  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

8.                  Waiver of Breach. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

9.                  Entire Agreement; Amendments. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings between the Parties with respect thereto. This Agreement may be amended only by an agreement in writing signed by the Parties.

3

10.                  Assignment. This Agreement is personal in its nature and Indemnitee shall not assign or transfer this Agreement or any rights or obligations hereunder. Indemnitors may assign this Agreement to any of their respective affiliates, without the consent of Indemnitee, provided that Indemnitors shall guarantee any obligations due hereunder. This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

11.                  Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine or the neuter gender shall include the masculine, the feminine and the neuter.

12.                  Counterparts. This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

13.                  Severability. It is the intention of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under applicable law. Accordingly, if any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

14.                  Jurisdiction, Remedies Etc.

(a)                Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Eastern District of Michigan, or if such court lacks jurisdiction, the Circuit Court of the State of Michigan in Oakland County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement. Each of the Parties hereto hereby irrevocably and unconditionally agrees that jurisdiction and venue in such courts would be proper, and hereby waive any objection that such courts are an improper or inconvenient forum. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related agreement in any such courts. Each of the Parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

4

(b)               EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED AGREEMENT.

15.              Mutual Drafting. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

5

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

INDEMNITORS:

RICHMOND BROTHERS, INC.

By:	/s/ David S. Richmond
	Name:	David S. Richmond
	Title:	Chairman

/s/ Mark H. Ravich
MARK H. RAVICH

INDEMNITEE:

/s/ Jay F. Joliat
JAY F. JOLIAT

6